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                                  EXHIBIT 11

Metrowerks Inc. and Subsidiaries
Earnings per share calculation
(U.S. 000's, except per share amounts)


                                                      Year ended July 31,
                                                     1995    1996    1997
                                                     ----    ----    ----
Basic earnings per share
------------------------

Net income (loss) for the year                     $  254  $   105 $ (5,975)
                                                   ------  -------  -------

Weighted Average number of Common Shares
     issued and outstanding (a)                     7,956   10,620   11,523
                                                   ------  -------  -------

Basic Earnings (loss) per Common and Common
     equivalent share                              $ 0.03  $  0.01 $  (0.52)
                                                   ------  -------  -------


(a) Weighted average number of Common Shares is calculated based on the number of days outstanding during the year.

(b) For the period ended July 31, 1997, fully diluted loss per share is not presented as the amount equal to basic loss per share since stock options are excluded as their inclusion would be anti-dilutive.